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                                                                    EXHIBIT 99.1

[LOGO OF AGL RESOURCES]

                             FOR IMMEDIATE RELEASE

Contacts:
Financial Community
Steve Cave
Director, Investor Relations
(404) 584-3801

Media
Russ Williams
Director, Media Relations
(404) 584-3210


               AGL RESOURCES ANNOUNCES CHANGE IN FISCAL YEAR END

(ATLANTA - September 21, 2001) AGL Resources Inc. (NYSE: ATG) today announced that it is changing its fiscal year end from September 30 to December 31, aligning its fiscal year with the calendar year, effective immediately.

"Moving to a December 31 year end aligns our financial reporting with the majority of publicly-held corporations in the U.S.," said Richard T. O'Brien, executive vice president and chief financial officer. "It will also align AGL Resources' reporting periods with those of its emerging peer group, making financial comparisons easier for those who follow the company closely. Traditionally, natural gas distribution companies have had a non-calendar year end because of the seasonal nature of the business. However, as we diversify our asset portfolio and our earnings, and move toward a more diverse peer group, it is appropriate that we adopt the reporting period most widely observed in that group."

The change in fiscal year end will create a three-month stub period for October 1 through December 31, 2001. AGL Resources will file its Form 10-K, including audited financial statements, covering the 12 months ended September 30, 2001, with the Securities and Exchange Commission in December 2001. The company will file its Form 10-Q for the three months ended December 31, 2001, in February 2002. It will then file its Form 10-K, including audited financial statements, covering both the three-month stub period ended December 31, 2001 and the 12 months ended December 31, 2002, in March 2003.
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                                   - more -

Fiscal Year End Change/Page 2


AGL Resources Inc. is a regional holding company for energy and infrastructure related businesses in the Southeast. The company is the second-largest natural gas-only distribution company in the United States and serves more than 1.8 million customers throughout Georgia; Chattanooga, Tennessee; and southeastern Virginia. AGL Resources also is engaged through subsidiaries and partnerships in other businesses, including telecommunications, retail energy marketing, wholesale energy services, and wholesale and retail propane sales. More information about the company is available on the Internet at www.aglresources.com.


This press release contains forward-looking statements. AGL Resources wishes to caution readers that the assumptions which form the basis for the forward-looking statements include many factors that are beyond AGL Resources' ability to control or estimate precisely. Those factors include, but are not limited to, the following: changes in the price and demand for natural gas; the impact of changes in weather; the impact of changes in state and federal legislation and regulation on the company and the natural gas industry; the effects of competition, particularly in markets where prices and providers historically have been regulated; financial market conditions; and other risks described in our documents on file with the Securities and Exchange Commission.


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